EXHIBIT 5.1

Matthew B. Hemington

(650) 843-5062

hemingtonmb@cooley.com

March 17, 2010

Epocrates, Inc.

1100 Park Place, Suite 300
San Mateo, California 94403

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Epocrates, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate 7,455,263 shares of the Company’s Common Stock, par value $0.001 per share, including (i) 3,432,436 shares (the “1999 SOP Shares”) pursuant to the Company’s 1999 Stock Option Plan (the “1999 SOP”), (ii) 2,836,112 shares (the “2008 EIP Shares”) pursuant to the Company’s 2008 Equity Incentive Plan (the “2008 EIP”), and (iii) 1,186,715 shares (the “2010 EIP Shares”) pursuant to the Company’s 2010 Equity Incentive Plan (the “2010 EIP”, and together with the 1999 SOP and the 2008 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 1999 SOP Shares, the 2008 EIP Shares, and the 2010 EIP Shares, when sold and issued in accordance with the 1999 SOP, the 2008 EIP, and the 2010 EIP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Matthew B. Hemington
Matthew B. Hemington